FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

•Net Income Increased 8% to $2.90 Per Share
•Home Sale Revenues Increased 3% to $3.9 Billion
•Home Sale Gross Margin of 29.5%
•Net New Orders Increased 43% to 7,065 Homes with a Value of $3.8 Billion
•Unit Backlog Totaled 13,547 Homes with a Value of $8.1 Billion
•Repurchased $300 Million of Common Shares and Retired $65 Million of Senior Notes in the Quarter
•Debt-to-Capital Ratio Reduced to 16.5%; Net Debt-to-Capital Ratio of 1% Including Company’s Cash Balance of $1.9 Billion

ATLANTA - Oct. 24, 2023 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2023. For the quarter, the Company reported net income of $639 million, or $2.90 per share. In the prior year period, the Company reported net income of $628 million, or $2.69 per share.

“PulteGroup’s third quarter results show a continuation of recent positive trends, as top line revenue growth combined with strong margin performance drove record third quarter earnings of $2.90 per share,” said Ryan Marshall, PulteGroup President and CEO. “Earnings growth and disciplined balance sheet management allowed the Company to realize a return on equity* of 30.1%, while using the resulting cash flows to invest in our business, to repurchase $300 million of common shares, to retire $65 million of senior notes and to further strengthen our overall liquidity profile.”

“Fed actions and broader market forces have combined to push interest rates to 20-year highs, but the fundamental desire for homeownership is strong while the supply of houses remains constrained,” added Mr. Marshall. “PulteGroup’s ability to offer a variety of locations, price points, floor plans and incentive packages allows us to meet consumer needs while helping to address the affordability challenges caused by today’s higher rates.”

Third Quarter Results

The Company’s third quarter home sale revenues increased 3% over the prior year to $3.9 billion. Higher revenues for the period were driven primarily by a 2% increase in the average sales price of homes closed to $549,000, as closings increased by less than 1% to 7,076 homes.

For its third quarter, the Company reported home sale gross margin of 29.5%, compared with prior year gross margin of 30.5%. Homebuilding SG&A expense for the period was $353 million, or 9.1% of home sale revenues compared with $350 million, or 9.2% in the prior year period.

In the third quarter, the Company’s net new orders increased 43% over the prior year to 7,065 homes. The value of net new orders in the period increased 36% over last year to $3.8 billion. The Company’s average community count for the third quarter was 923, which is up 12% from the comparable prior year period.

The Company’s unit backlog at the end of the third quarter was 13,547 homes with a value of $8.1 billion.

Third quarter pre-tax income for the Company's financial services operations increased 5% over the prior year to $29 million. Mortgage capture rate for the third quarter was 84%, up from 77% last year.

The Company’s third quarter pre-tax income totaled $847 million, which is an increase of 4% over the prior year. Income tax expense for the third quarter was $209 million, or an effective tax rate of 24.6%.

In the third quarter, PulteGroup repurchased 3.8 million of its common shares for $300 million, or an average price of $79.84 per share. Through the first nine months of 2023, PulteGroup has repurchased 10.2 million common shares, or 4.5% of shares outstanding, for $700 million, or $68.76 per share. During the third quarter, the Company also retired a total of $65 million of its 2026 and 2027 senior notes via open market repurchases. After these equity and debt repurchases, the Company ended the quarter with $1.9 billion of cash and a debt-to-capital ratio of 16.5%.

A conference call discussing PulteGroup's third quarter 2023 results is scheduled for Tuesday, October 24, 2023, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry changes or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; labor supply shortages and the cost of labor; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks related to information technology failures or data security issues; failure to retain key personnel; the disruptions associated with the COVID-19 pandemic (or another epidemic or pandemic or similar public threat or fear of such an event), and the measures taken to address it; the effect of cybersecurity incidents and threats; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

# # #

PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues:
Homebuilding
Home sale revenues	$3,886,908	$3,791,695	$11,433,476	$10,587,080
Land sale and other revenues	39,905	30,658	107,575	97,626
	3,926,813	3,822,353	11,541,051	10,684,706
Financial Services	76,720	72,709	226,875	239,627
Total revenues	4,003,533	3,895,062	11,767,926	10,924,333

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,739,596)	(2,636,842)	(8,068,287)	(7,364,743)
Land sale and other cost of revenues	(35,007)	(26,314)	(92,467)	(89,971)
	(2,774,603)	(2,663,156)	(8,160,754)	(7,454,714)

Financial Services expenses	(46,431)	(45,323)	(137,244)	(132,655)
Selling, general, and administrative expenses	(353,167)	(350,112)	(1,004,323)	(1,030,391)
Equity income from unconsolidated entities, net	891	446	4,348	2,390
Gain on debt retirement	362	—	362	—
Other income (expense), net	16,729	(25,640)	32,134	(33,220)
Income before income taxes	847,314	811,277	2,502,449	2,275,743
Income tax expense	(208,539)	(183,349)	(611,070)	(540,657)
Net income	$638,775	$627,928	$1,891,379	$1,735,086

Per share:
Basic earnings	$2.92	$2.70	$8.49	$7.26
Diluted earnings	$2.90	$2.69	$8.45	$7.22
Cash dividends declared	$0.16	$0.15	$0.48	$0.45

Number of shares used in calculation:
Basic	218,288	230,967	221,832	237,639
Effect of dilutive securities	1,394	1,333	1,152	1,240
Diluted	219,682	232,300	222,984	238,879

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	September 30, 2023	December 31, 2022

ASSETS

Cash and equivalents	$1,848,451	$1,053,104
Restricted cash	51,110	41,449
Total cash, cash equivalents, and restricted cash	1,899,561	1,094,553
House and land inventory	11,585,447	11,326,017
Land held for sale	35,116	42,254
Residential mortgage loans available-for-sale	414,360	677,207
Investments in unconsolidated entities	162,287	146,759
Other assets	1,426,747	1,291,572
Goodwill	68,930	68,930
Other intangible assets	58,960	66,875
Deferred tax assets	65,855	82,348
	$15,717,263	$14,796,515

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$567,561	$565,975
Customer deposits	769,893	783,556
Deferred tax liabilities	331,366	215,446
Accrued and other liabilities	1,629,171	1,685,202
Financial Services debt	425,456	586,711
Notes payable	1,981,315	2,045,527
	5,704,762	5,882,417
Shareholders' equity	10,012,501	8,914,098
	$15,717,263	$14,796,515

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Net income	$1,891,379	$1,735,086
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	132,389	43,485
Land-related charges	16,978	32,475
Gain on debt retirement	(362)	—
Depreciation and amortization	59,765	51,934
Equity income from unconsolidated entities	(4,348)	(2,390)
Distributions of income from unconsolidated entities	4,564	1,278
Share-based compensation expense	38,401	39,520
Other, net	(501)	952
Increase (decrease) in cash due to:
Inventories	(173,377)	(2,706,142)
Residential mortgage loans available-for-sale	262,637	507,861
Other assets	(142,131)	(127,173)
Accounts payable, accrued and other liabilities	(177,050)	119,189
Net cash provided by (used in) operating activities	1,908,344	(303,925)
Cash flows from investing activities:
Capital expenditures	(67,561)	(88,585)
Investments in unconsolidated entities	(18,059)	(58,154)
Distributions of capital from unconsolidated entities	2,316	3,413
Business acquisition	—	(10,400)
Other investing activities, net	(11,727)	(964)
Net cash used in investing activities	(95,031)	(154,690)
Cash flows from financing activities:
Repayments of notes payable	(86,794)	(4,856)
Borrowings under revolving credit facility	—	1,925,000
Repayments under revolving credit facility	—	(1,606,000)
Financial Services repayments, net	(161,254)	(287,933)
Debt issuance costs	(1,500)	(11,167)
Proceeds from liabilities related to consolidated inventory not owned	108,707	—
Payments related to consolidated inventory not owned	(49,379)	—
Share repurchases	(700,000)	(974,673)
Cash paid for shares withheld for taxes	(10,409)	(14,326)
Dividends paid	(107,676)	(109,597)
Net cash used in financing activities	(1,008,305)	(1,083,552)
Net increase (decrease) in cash, cash equivalents, and restricted cash	805,008	(1,542,167)
Cash, cash equivalents, and restricted cash at beginning of period	1,094,553	1,833,565
Cash, cash equivalents, and restricted cash at end of period	$1,899,561	$291,398

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$11,048	$5,642
Income taxes paid (refunded), net	$546,871	$493,559

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
HOMEBUILDING:
Home sale revenues	$3,886,908	$3,791,695	$11,433,476	$10,587,080
Land sale and other revenues	39,905	30,658	107,575	97,626
Total Homebuilding revenues	3,926,813	3,822,353	11,541,051	10,684,706

Home sale cost of revenues	(2,739,596)	(2,636,842)	(8,068,287)	(7,364,743)
Land sale and other cost of revenues	(35,007)	(26,314)	(92,467)	(89,971)
Selling, general, and administrative expenses ("SG&A")	(353,167)	(350,112)	(1,004,323)	(1,030,391)
Equity income from unconsolidated entities	891	319	3,293	1,112
Gain on debt retirement	362	—	362	—
Other income (expense), net	18,069	(25,641)	33,474	(33,151)
Income before income taxes	$818,365	$783,763	$2,413,103	$2,167,562

FINANCIAL SERVICES:
Income before income taxes	$28,949	$27,514	$89,346	$108,181

CONSOLIDATED:
Income before income taxes	$847,314	$811,277	$2,502,449	$2,275,743

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Home sale revenues	$3,886,908	$3,791,695	$11,433,476	$10,587,080

Closings - units
Northeast	344	378	996	1,026
Southeast	1,291	1,295	3,864	3,406
Florida	1,983	1,628	5,802	4,840
Midwest	1,018	1,104	2,693	3,179
Texas	1,211	1,431	4,030	4,124
West	1,229	1,211	3,603	3,688
	7,076	7,047	20,988	20,263
Average selling price	$549	$538	$545	$522

Net new orders - units
Northeast	376	237	1,161	1,046
Southeast	1,374	1,081	4,277	3,716
Florida	1,598	1,471	5,386	4,898
Midwest	1,090	655	3,426	2,660
Texas	1,258	979	4,070	3,718
West	1,369	501	4,046	3,275
	7,065	4,924	22,366	19,313
Net new orders - dollars	$3,823,619	$2,807,308	$11,884,620	$11,442,579

Unit backlog
Northeast			639	808
Southeast			2,319	2,786
Florida			4,225	5,488
Midwest			2,083	2,169
Texas			1,829	2,693
West			2,452	3,109
			13,547	17,053
Dollars in backlog			$8,125,182	$10,581,026

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
MORTGAGE ORIGINATIONS:
Origination volume	4,362	4,369	12,770	12,994
Origination principal	$1,745,952	$1,715,344	$5,053,379	$5,009,957
Capture rate	83.5%	77.2%	80.5%	78.7%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Interest in inventory, beginning of period	$141,994	$151,554	$137,262	$160,756
Interest capitalized	31,659	33,235	95,388	96,156
Interest expensed	(33,643)	(41,120)	(92,640)	(113,243)
Interest in inventory, end of period	$140,010	$143,669	$140,010	$143,669

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios

	September 30, 2023	December 31, 2022
Notes payable	$1,981,315	$2,045,527
Shareholders' equity	10,012,501	8,914,098
Total capital	$11,993,816	$10,959,625
Debt-to-capital ratio	16.5%	18.7%

Notes payable	$1,981,315	$2,045,527
Less: Total cash, cash equivalents, and restricted cash	(1,899,561)	(1,094,553)
Total net debt	$81,754	$950,974
Shareholders' equity	10,012,501	8,914,098
Total net capital	$10,094,255	$9,865,072
Net debt-to-capital ratio	0.8%	9.6%